Exhibit 99.1

Blackstone’s GSO Capital Partners Acquires Harbourmaster Capital

New York, London, Dublin Oct 6, 2011 – GSO Capital Partners LP (“GSO”), the global credit platform of The Blackstone Group L.P. (NYSE: BX), today announced the acquisition of Harbourmaster Capital, a leading European leveraged loan manager which manages and advises on approximately €8 billion ($11 billion) of assets. The Harbourmaster Capital Dublin-based team will continue to support the Harbourmaster funds, and will form a combined platform with GSO’s existing European leveraged loan business to develop new European focused funds for their global investor base. The combined European leveraged loan platform will have approximately €11.5 billion ($15.5 billion) in assets under management supported by a combined team of 40 professionals in both Dublin and London.

The acquisition makes GSO one of the largest leveraged loan investors in Europe as well as the United States, thereby enhancing its global scale. In addition to leveraged loans, GSO also manages mezzanine, distressed and special situations investment funds that are active in the European credit markets.

Bennett Goodman, Senior Managing Director and Co-Founder of GSO commented on the transaction: “Harbourmaster Capital is widely recognized as a market leader in Europe, an extremely well managed firm whose investment style and philosophy is completely consistent with ours. By merging our European platforms, we are creating one of the largest alternative managers in Europe, strategically positioning us to capitalize on the growing number of investment opportunities in the European corporate credit markets.”

Dan Smith, Senior Managing Director of GSO added: “The combined GSO and Harbourmaster Capital European leveraged loan business will be overseen by Debra Anderson, Alan Kerr and Mark Moffat, a very seasoned and talented team of investment professionals which we believe positions us for continued success in Europe.”

Alan Kerr and Mark Moffat of Harbourmaster made the following comment: “We are delighted to be merging Harbourmaster with the GSO European loan business. The combined European business will have unparalleled scale in Europe and will strengthen our investment proposition to investors across a range of bank loan and other credit funds”.

GSO, together with its affiliates has approximately $34 billion of assets currently under management (approximately $45 billion pro forma for the acquisition), is one of the largest credit-oriented alternative managers in the world and a major participant in the leveraged finance marketplace. GSO seeks to generate superior risk-adjusted returns in its credit business by investing in a broad array of strategies including mezzanine, distressed investing, leveraged loans and other special situation strategies.

The parties expect to close the transaction in early 2012 following receipt of regulatory and certain third party approvals. The terms of the transaction were not disclosed.

About Harbourmaster

Established in March 2000, Harbourmaster Capital is one of Europe’s leading investment advisors of secured bank loans. The firm is dedicated to deep, fundamental, long term analysis of sub-investment grade corporates and investment grade infrastructure projects. Harbourmaster Capital advises clients in respect of approximately €8.0 billion of senior secured loans and infrastructure debt. Further information is available at www.harbourmaster.com

About Blackstone

Blackstone is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. Blackstone does this through the commitment of its extraordinary people and flexible capital. Blackstone’s alternative asset management businesses includes the management of private equity funds, real estate funds, funds of hedge funds, credit-oriented funds and closed-end mutual funds. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com. Follow Blackstone on twitter @blackstone.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect Blackstone’s current views with respect to, among other things, Blackstone’s operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Blackstone believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as such factors may be updated from time to time in its periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. In particular, Blackstone notes that the statements regarding the acquisition of Harbourmaster Capital by GSO Capital Partners is subject to a number of risks and uncertainties, including the risk that the acquisition will not be completed due to a failure to obtain the requisite regulatory and other third party consents and approvals or otherwise. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. Blackstone undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

This release does not constitute an offer of any Blackstone Fund.

Contact:

Helen Winning Blackstone, London Tel: +44(0) 207 451 4344 winning@blackstone.com	Christine Anderson Blackstone, NY Tel: +1 212 583 5182 Christine.Anderson@blackstone.com

2